CONSENT OF FRANK A. DAVIESS

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the technical report entitled “NI 43-101 Technical Report on Resources Wate Uranium Breccia Pipe - Northern Arizona, USA” dated March 10, 2015 (the “Technical Disclosure”), contained in the Annual Report on Form 10-K for the period ended December 31, 2017 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of my name in the 10-K and the S-3.

/s/ Frank A. Daviess
Frank A. Daviess

Date: August 16, 2018